Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Strong Third Quarter Results for Fiscal 2012

▪	Q3 Operating margin improved to 9.8% compared to 7.6% in Q3 2011

▪	Q3 Earnings per share increased to $0.22 compared to $0.13 per share in Q3 2011

Newark, NY – July 31, 2012 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fiscal third quarter ending June 29, 2012.

For the quarter ended June 29, 2012 the Company reported revenue of $36,022,000, and net income of $2,203,000 or $0.22 per diluted share. This compares to revenue of $34,626,000, and net income of $1,333,000 or $0.13 per diluted share for the quarter ended July 1, 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2012 were $4,844,000 or $0.48 per diluted share, compared to $3,483,000 or $0.35 per diluted share for the same quarter last year. The Company views EBITDA as a useful measure of operating performance given its strong operating margins and large net operating loss carryforward (NOL). EBITDA and EBITDA per basic and diluted shares are reconciled to GAAP measures in the attachment to this release.

IEC had revenue of $107,900,000 and net income of $5,759,000 or $0.58 per diluted share for the first nine months of fiscal 2012. This compares to revenue of $98,355,000 and net income of $4,129,000 or $0.42 per diluted share for the first nine months of fiscal 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first nine months of fiscal 2012 were $13,199,000 or $1.33 per diluted share, compared to $9,925,000 or $1.00 per diluted share for the same period last year.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “For the second quarter in a row we have achieved financial results well above our historic metrics, specifically gross margins of 20.6% and operating margin of 9.8%. During the third quarter, cost containment and product mix were important drivers of our higher margins. The gross and operating margin results were some of the best in the company’s history, and particularly strong for our industry. We are making solid progress toward our previously discussed 18 month goal of improving our margins to the point where they are consistently above this level.

“I am most proud of IEC’s very strong operational results. However, operational strength is only part of our story. The management team has created a solid company by melding together four acquisitions and starting a fifth company. It took us two years to address most of the integration issues. The acquired businesses are growing and are starting to capture synergies among them. All of our businesses are now competing for new business opportunities that were unavailable to us several years ago. They will continue to grow at very respectable rates, broadly speaking between 9 and 14%. Now it is time for us to continue moving forward and take some larger steps growing the company through acquisitions or starting new businesses to better support the markets we serve.

“The quarter was not what we envisioned in either sales growth or debt reduction. We experienced some softness in our industrial and medical sectors, and at the present time those sectors appear to be back on track. With respect to our debt we believe our debt can be reduced to approximately $26 million by the conclusion of our fiscal year at the end of September.

“Our Company continues to move forward as we maintain our long run perspective toward our business. We are confident that we are creating future value for our shareholders and opportunity for our employees.”

Conference Call

IEC will host a conference call with investors at 10:00 a.m. Eastern time today, July 31, 2012 to discuss its financial results for the quarter ended June 29, 2012. The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210. International callers may access the call by dialing 1-201-689-8049. To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com. A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter account number 286 and conference number 392781.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (near Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	VLeo@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP - CONSOLIDATED

BALANCE SHEET

JUNE 29, 2012 AND SEP 30, 2011

(In Thousands)

	JUN 29, 2012	SEP 30, 2011
ASSETS

CURRENT ASSETS
Cash	-	-
Accounts Receivable	22,678	19,423
Inventories	19,566	16,093
Deferred Income Taxes	3,863	3,863
Other Current Assets	560	1,834
Total Current Assets	46,667	41,213

NET FIXED ASSETS	17,523	17,886

NON-CURRENT ASSETS
Goodwill	13,810	13,810
Intangible Assets	5,625	5,964
Deferred Income Taxes	3,664	6,768
Other Non-Current Assets	135	179
TOTAL ASSETS	87,424	85,820

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,750	6,896
Accounts Payable	13,473	12,750
Accrued Payroll and Related Taxes	2,987	3,092
Other Accrued Expenses	698	851
Other Current Liabilities	200	332
Total Current Liabilities	24,108	23,921

LONG TERM DEBT	23,771	28,213
TOTAL LIABILITIES	47,879	52,134

SHAREHOLDERS’ EQUITY
Authorized - 50,000,000 shares
Issued – 10,966,167 Outstanding – 9,950,709
Common stock, par value $.01 per share	109	108
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,435)
Additional Paid-in Capital	42,759	42,660
Retained Earnings	(1,888)	(7,647)
TOTAL SHAREHOLDERS’ EQUITY	39,545	33,686
TOTAL LIABILITIES & EQUITY	87,424	85,820

IEC ELECTRONICS CORP - CONSOLIDATED

STATEMENT OF INCOME

FOR QUARTER END & YTD JUN 29, 2012 AND JUL 1, 2011

(In Thousands)

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	JUN 29, 2012	JUL 1, 2011	JUN 29, 2012	JUL 1, 2011

Sales	36,022	34,626	107,900	98,355
Cost of Sales	28,607	28,056	86,743	79,620
Gross Profit	7,415	6,570	21,157	18,735

Less: Operating Expenses
Selling & Administrative Expenses	3,879	3,947	12,185	10,826
Operating Profit	3,536	2,623	8,972	7,909

Interest and Financing Expense	285	491	930	1,214
Other (Income)/Expense	(201)	4	(1,050)	134
Net Income before Income Taxes	3,452	2,128	9,092	6,561

Provision for Income Tax	1,249	795	3,333	2,432
Net Income	2,203	1,333	5,759	4,129

Basic Earnings Per Share	$0.23	$0.14	$0.60	$0.43
Diluted Earnings Per Share	$0.22	$0.13	$0.58	$0.42

Basic Shares	9,682,423	9,776,888	9,665,095	9,524,874
Diluted Shares	10,008,393	10,021,932	9,931,172	9,932,446

IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF NET INCOME TO EBITDA

FOR QUARTER END & YTD JUN 29, 2012 & JUL 1, 2011

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	JUNE 29, 2012	JUL 1, 2011	JUNE 29, 2012	JUL 1, 2011

Net Income	2,203	1,333	5,759	4,129

Provision for / (benefit from) Income Tax	1,249	795	3,333	2,432

Depreciation & Amortization Expense	1,107	864	3,177	2,150

Net Interest Expense / (Income)	285	491	930	1,214
EBITDA	4,844	3,483	13,199	9,925

Basic Earnings per Share	0.23	0.14	0.60	0.43
Basic EBITDA per Share	0.50	0.36	1.37	1.04

Diluted Earnings per Share	0.22	0.13	0.58	0.42
Diluted EBITDA per Share	0.48	0.35	1.33	1.00

Basic Shares	9,682,423	9,776,888	9,665,095	9,524,874
Diluted Shares	10,008,393	10,021,932	9,931,172	9,932,446